Exhibit 99.1

The TJX Companies, Inc. Reports Q1 FY21 Results; Begins Reopening Stores Worldwide

  Took prudent and proactive actions in response to COVID-19 to further strengthen the Company’s financial liquidity and flexibility
  Began reopening stores on May 2, 2020; While still early, the Company is seeing very strong initial sales overall at stores across all states and countries that have been reopened at least a week
  Q1 FY21 net sales of $4.4 billion
  Q1 FY21 loss per share of ($.74)

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 21, 2020--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the first quarter ended May 2, 2020. Net sales for the first quarter of Fiscal 2021 were $4.4 billion. Net loss for the first quarter was ($887) million and loss per share was ($.74).

The Company’s first quarter results were negatively impacted by the temporary closure of its stores for approximately half of the quarter due to the COVID-19 pandemic. As a result, the Company reported a substantial pre-tax loss versus an original expectation of significant pre-tax income. The vast majority of the variance was a result of lost merchandise margin, corresponding to the lost sales from temporary store closures. The Company also had an inventory write-down charge (detailed below) and continued to incur payroll expenses while stores were closed. These costs were mostly offset by significant expense reductions which benefited the Company later in the quarter, as well as government credits related to COVID-19.

The Company’s first quarter cash flow was also negatively impacted by the temporary closure of its stores due to the COVID-19 pandemic (detailed in the Condensed Statements of Cash Flows below). This was primarily due to the Company paying the vast majority of its merchandise costs, expenses payable, and payroll as planned for the first quarter, despite a substantial loss of sales from store closures. Further, the Company had shareholder distributions of approximately $480 million, which included its fourth quarter dividend payment and first quarter share buyback prior to suspending the program. The Company is confident that it currently has sufficient liquidity for the remainder of the year.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “In these unprecedented times, our hearts are with everyone around the world who has been affected by the COVID-19 pandemic, including our Associates and their families, our customers, and the communities we serve. Throughout our 43-year history, we have navigated through many challenging economic and retail environments, and I am convinced that we will manage through this as well. While the pandemic has resulted in our making difficult decisions, TJX has always been and remains a fundamentally strong company. We have a senior management team with decades of TJX and off-price retail experience, who are fully dedicated to managing through this crisis while ensuring the long-term stability and strength of TJX and returning the Company to its path of long-term, successful growth. I want to thank our global Associates who are doing excellent work in the midst of this, and we are all looking forward to the day when our business is fully open again and we can welcome our Associates and customers back worldwide.”

Herrman continued, “As to our sales results, we saw strong trends prior to the impact of COVID-19. For the month of February, we delivered a 5% consolidated comp increase driven by customer traffic. All four major divisions had a February comp increase of 5% or better. As various states and countries reopen for business, health and safety remain at the forefront of our decision making. We have been pleased to reopen as many stores as we have in May, as well as our e-commerce websites. Although it’s still early and the retail environment remains uncertain, we have been encouraged with the very strong sales we have seen with our initial reopenings. We believe this very strong start speaks to our compelling value proposition and the appeal of our treasure-hunt shopping experience, as well as pent-up demand. It has been great to see, especially for the teams working so hard on the reopening preparations and our Associates welcoming back our customers. We are currently seeing plentiful off-price buying opportunities, which, as we look to the remainder of the year, gives us confidence in having excellent brands and quality merchandise available to us. With our flexible business model and ability to adapt quickly to changing market conditions and customer preferences, we will be pursuing these buying opportunities. Above all, we are convinced that our mission to deliver great value to consumers every day will continue to be our enduring retail formula today and in the future.”

TJX Response to the COVID-19 Pandemic

During the first quarter of Fiscal 2021, the Company took many actions in response to the COVID-19 pandemic in an effort to help protect the health and well-being of its Associates, customers, and communities, while also focusing on further strengthening its financial liquidity and flexibility. The Company also withdrew its first quarter and full year Fiscal 2021 guidance that it gave on its February 26, 2020 earnings conference call due to the rapidly evolving and uncertain environment.

  Store and Associate Actions
    As of March 19, 2020, temporarily closed all stores, distribution centers, and offices, as well as its U.S. e-commerce sites, with its U.K. e-commerce site closing shortly thereafter.
    Paid all Associates through at least the week ending April 11, 2020.
    Effective April 12, 2020, made the difficult decision to temporarily furlough the majority of hourly store and distribution center Associates in the U.S. and Canada, with employee benefits for eligible Associates continuing during the temporary furlough at no cost to impacted Associates. The Company also took comparable actions with respect to portions of its European and Australian workforce.
    Established several task force teams focused on navigating the Company through this global health crisis. These include those focused on health protocols for its stores and buildings, store and e-commerce reopenings, merchandising, supply chain, and Associate and consumer communications.
  Financial Actions
    Drew down full amount of $1 billion from its revolving credit facilities.
    Issued $4 billion in aggregate principal of 5, 7, 10 and 30-year senior notes at an average weighted rate of 3.85%.
    Suspended its share buyback program.
    Decided not to declare a dividend for the first quarter of Fiscal 2021, and at this time, does not expect to declare a dividend in the second quarter of Fiscal 2021. The Company is committed to resuming dividend payments for the long term, as it has done for decades, whenever the environment and its business stabilize. The Company paid a dividend in the first quarter of Fiscal 2021 that was declared for the fourth quarter of Fiscal 2020.
    Reduced Fiscal 2021 capital expenditure plan from $1.4 billion to a range of $400 to $600 million.
      Lowered Fiscal 2021 store openings to approximately 50, paused the majority of its planned store remodels, and delayed a significant portion of its distribution center, home office, and IT spending.
    Evaluated operating expenses and took actions to reduce some ongoing variable and discretionary costs.
    Paid most of its rent due in the first quarter and negotiated with many of its landlords to defer some of its April, and a meaningful portion of its second quarter, rent payments to later dates, primarily in Fiscal 2022.

Through the financial actions listed above, the Company ended the quarter with $4.3 billion in cash.

Business Update

Beginning May 2, 2020 the Company started to reopen stores in select states and countries in accordance with local government guidelines. To date, the Company has reopened more than 1,600 of its stores worldwide. Initial sales overall have been above last year’s sales across all states and countries for the over 1,100 stores that have been reopened for at least a week. However, it is still early in the quarter and sales could fluctuate. In the U.S., the Company has fully or partially reopened in 25 states. Internationally, TJX Canada began reopening stores in some provinces this week, and stores in Germany, Austria, Poland, the Netherlands, and Australia are fully open. Stores in the U.K. and Ireland remain closed. The Company also reopened its four e-commerce websites in the U.S. and U.K. The Company expects to continue reopening stores around the world in a phased approach as more states and countries reopen for retail. The Company believes that it could be mostly reopened by the end of June based on current government guidance.

New Health and Safety Practices

As various states and countries have started to reopen, the Company has reopened stores and distribution centers in accordance with government guidelines and at its own pace. The Company has put in place geographically recommended practices to help protect the health and well-being of its Associates and customers. Globally, these include social distancing protocols, providing Associates access to personal protective equipment, and enhanced cleaning efforts. More specifically in the U.S. and Canada, these include:

  Require usage of a face mask by store Associates while working.
  Posted signage that the Company expects customers to wear a face covering when shopping its stores.
  Providing Associates with face masks and gloves, and adding hand sanitation stations throughout stores for Associates and customers.
  Implemented new cleaning regimens throughout the day, including enhanced cleaning of high-touch surfaces, such as PIN pads and shopping carts.
  Installed protective shields at registers.
  Applied social distancing guidelines including:
    Added distancing markers in queue lines and outside stores as necessary.
    Posted signage and providing in-store announcements on social distancing etiquette.
  Require daily health screenings and temperature checks for all store Associates prior to and upon reporting to work.
  Trained field organization on new health protocols prior to store reopenings.
  Implemented new store occupancy limits, even where not required by regulations.
  Temporarily closed fitting rooms in the U.S. and reduced fitting room occupancy by 50% in Canada.
  Established new procedures for merchandise returns.

Net Sales by Business Segment

The Company’s net sales by division, in the first quarter, were as follows:

	First Quarter
	Net Sales ($ in millions)[1,2]
	FY2021	FY2020

Marmaxx (U.S.)[3,4]	$2,698	$5,802
HomeGoods (U.S.)[5]	$760	$1,397
TJX Canada	$380	$848
TJX International (Europe & Australia)	$572	$1,231

TJX	$4,409	$9,278

1Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. 2Figures may not foot due to rounding. 3Combination of T.J. Maxx and Marshalls. 4Net sales include Sierra’s e-commerce and store sales. 5Includes Homesense stores in the U.S.

Q1 FY21 Inventory Charge

For the first quarter of Fiscal 2021, the Company wrote down inventory by approximately $500 million as a result of the Company’s store closures due to the COVID-19 pandemic. This inventory was primarily transitional or out of season merchandise and merchandise that was already in markdown that was expected to be reduced further. While the Company recognized these markdowns with respect to the first quarter, the inventory is expected to be sold in the second quarter upon reopening of its stores.

Q1 FY21 Inventory

Total inventories as of May 2, 2020, were $4.9 billion, compared with $5.1 billion at the end of the first quarter last year. Consolidated inventories on a per-store basis as of May 2, 2020, including the distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were down 7% on a reported basis and down 6% on a constant currency basis.

Fiscal 2021 Outlook

The Company continues to expect its results to be significantly impacted by the ongoing COVID-19 pandemic. Due to the high level of uncertainty around store reopenings, the current retail environment, and future consumer demand, it remains difficult to forecast a financial outlook for the remainder of the year. Therefore, the Company is not providing a Fiscal 2021 financial outlook at this time.

Stores by Concept

During the fiscal quarter ended May 2, 2020, the Company increased its store count by 16 stores to a total of 4,545 stores. The Company increased square footage by 3% over the same period last year.

	Store Locations[1]		Gross Square Feet[2]
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,273	1,273	34.9	34.9
Marshalls	1,130	1,130	32.4	32.4
HomeGoods	809	814	18.8	18.9
Sierra	46	46	1.0	1.0
Homesense	32	34	0.9	0.9
In Canada:
Winners	279	279	7.6	7.6
HomeSense	137	139	3.1	3.2
Marshalls	97	100	2.6	2.7
In Europe:
T.K. Maxx	594	596	16.7	16.8
Homesense	78	78	1.5	1.5
In Australia:
T.K. Maxx	54	56	1.2	1.2

TJX	4,529	4,545	120.7	121.1

1Store counts above include both banners within a combo or a superstore. Includes stores temporarily closed due to COVID-19.
2Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of May 2, 2020, the end of the Company’s first quarter, the Company operated a total of 4,545 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and four e-commerce sites. These include 1,273 T.J. Maxx, 1,130 Marshalls, 814 HomeGoods, 46 Sierra, and 34 Homesense stores, as well as tjmaxx.com, marshalls.com, and sierra.com in the United States; 279 Winners, 139 HomeSense, and 100 Marshalls stores in Canada; 596 T.K. Maxx and 78 Homesense stores, as well as tkmaxx.com, in Europe; and 56 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Fiscal 2021 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s first quarter Fiscal 2021 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (U.S. only) or (203) 369-0233 through Thursday, May 28, 2020, or at TJX.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; economic conditions and consumer spending; the ongoing COVID-19 pandemic and associated containment and remediation efforts; labor costs and workforce challenges; personnel recruitment, training and retention; data security and maintenance and development of information technology systems; corporate and retail banner reputation; quality, safety and other issues with our merchandise; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; serious disruptions or catastrophic events and adverse or unseasonable weather; expanding international operations; merchandise sourcing and transport; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; outcomes of litigation, legal proceedings and other legal or regulatory matters; disproportionate impact of disruptions in the second half of the fiscal year; cash flow; inventory or asset loss; tax matters; real estate activities; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019

Net sales	$4,408,888	$9,277,585

Cost of sales, including buying and occupancy costs	4,414,465	6,637,885
Selling, general and administrative expenses	1,313,920	1,702,401
Interest expense, net	23,351	817

(Loss) income before income taxes	(1,342,848)	936,482
Benefit (provision) for income taxes	455,359	(236,304)

Net (loss) income	$(887,489)	$700,178

Diluted (loss) earnings per share	$(0.74)	$0.57

Cash dividends declared per share	$0.00	$0.230

Weighted average common shares – diluted	1,197,809	1,233,407

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	May 2, 2020	May 4, 2019

ASSETS
Current assets:
Cash and cash equivalents	$4,287.8	$2,235.1
Accounts receivable and other current assets	581.2	736.4
Merchandise inventories	4,945.7	5,057.2
Federal, state and foreign income taxes recoverable	481.6	38.5

Total current assets	10,296.3	8,067.2

Net property at cost	5,201.7	5,018.6

Operating lease right of use assets	9,073.9	8,810.4
Goodwill	94.5	96.7
Other assets	748.8	496.2

TOTAL ASSETS	$25,415.2	$22,489.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,071.2	$2,578.4
Accrued expenses and other current liabilities	2,199.1	2,659.4
Current portion of operating lease liabilities	1,399.3	1,343.2

Total current liabilities	4,669.6	6,581.0

Other long-term liabilities	786.0	753.0
Non-current deferred income taxes, net	113.2	167.3
Long-term operating lease liabilities	7,914.8	7,621.5
Long-term debt	7,192.4	2,234.4

Shareholders’ equity	4,739.2	5,131.9

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$25,415.2	$22,489.1

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(887.5)	$700.2
Depreciation and amortization	219.5	212.2
Deferred income tax (benefit) provision	(48.5)	8.1
Share-based compensation	(11.5)	25.7
Decrease (increase) in accounts receivable and other assets	170.8	(35.9)
(Increase) in merchandise inventories	(136.0)	(487.1)
(Increase) in income taxes recoverable	(434.7)	(25.7)
(Decrease) in accounts payable	(1,567.6)	(60.5)
(Decrease) in accrued expenses and other liabilities	(591.5)	(201.9)
Increase in net operating lease liabilities	65.6	17.6
Other	60.9	(3.4)
Net cash (used in) provided by operating activities	(3,160.5)	149.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(210.5)	(316.9)
Purchase of investments	(14.8)	(14.6)
Sales and maturities of investments	4.2	4.8
Net cash (used in) investing activities	(221.1)	(326.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	4,988.5	—
Cash payments for debt issuance expenses	(33.9)	—
Cash payments for repurchase of common stock	(201.5)	(397.3)
Proceeds from issuance of common stock	37.4	59.8
Cash dividends paid	(278.3)	(238.8)
Other	(21.8)	(23.3)
Net cash provided by (used in) financing activities	4,490.4	(599.6)

Effect of exchange rate changes on cash	(37.8)	(18.1)

Net increase (decrease) in cash and cash equivalents	1,071.0	(795.1)
Cash and cash equivalents at beginning of year	3,216.8	3,030.2

Cash and cash equivalents at end of period	$4,287.8	$2,235.1

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019
Net sales:
In the United States:
Marmaxx	$2,697,779	$5,801,760
HomeGoods	759,865	1,396,865
TJX Canada	379,636	847,735
TJX International	571,608	1,231,225
Total net sales	$4,408,888	$9,277,585

Segment profit:
In the United States:
Marmaxx	$(709,669)	$795,993
HomeGoods	(153,703)	136,785
TJX Canada	(97,181)	97,032
TJX International	(258,617)	28,487
Total segment (loss) profit	(1,219,170)	1,058,297

General corporate expense	100,327	120,998
Interest expense, net	23,351	817
(Loss) income before income taxes	$(1,342,848)	$936,482

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  In December 2019, COVID-19 emerged and spread worldwide. The World Health Organization declared COVID-19 a pandemic in March 2020, resulting in federal, state and local governments and private entities mandating various restrictions, including travel restrictions, restrictions on public gatherings, stay at home orders and advisories and quarantining of people who may have been exposed to the virus. After closely monitoring and taking into consideration the guidance from federal, state and local governments, in March 2020, the Company temporarily closed all of its stores, its online businesses, its distribution centers and its offices, with Associates working remotely where possible. These and other factors have had and may continue to have a material impact on our business, results of operations, financial position and cash flows.
  In March 2020, in connection with the actions taken related to the COVID-19 pandemic, the Company suspended its share repurchase program. Prior to the suspension of the program, TJX repurchased and retired 3.2 million shares of its common stock at a cost of $190 million on a "trade date" basis. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases. In February 2020, the Company announced that its Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $1.5 billion of TJX common stock from time to time. As of May 2, 2020, the Company had approximately $3.0 billion available under this and previously announced stock repurchase programs.
  For the period ended May 2, 2020, as a result of the net loss for the quarter, all options have been excluded from the calculation of diluted earnings per share and therefore there was no difference in the weighted average number of common shares for basic and diluted loss per share as the effect of all potentially dilutive shares outstanding was anti-dilutive.

Contacts

Debra McConnell
Global Communications
(508) 390-2323